Exhibit 10.3

CLIFFORD CHANCE EUROPE LLP

Execution version

Dated 28 April 2008

WABCO FRANCE S.A.S

as Seller

and

ABN AMRO BANK N.V., AMSTERDAM BRANCH

as Initial Purchaser

RECEIVABLES SALE AGREEMENT

CONTENTS

1.	Definitions	4

2.	Offer for Receivables	12

3.	Acceptance, Purchase and Assignment	13

4.	Payment of the purchase price	14

5.	Perfection and further assurance	15

6.	Appointment of French Servicer	16

7.	Insolvency risk	17

8.	Deemed Collections	17

9.	Default interest	18

10.	Representations and warranties of the Seller	18

11.	Representations and warranties of the Initial Purchaser	19

12.	Covenants	20

13.	Duration, Termination and Default	22

14.	Taxes, Increased Costs and indemnities	23

15.	Transfers	28

16.	Confidentiality	28

17.	Stipulation pour autrui	29

18.	No Liability and No Petition and limited recourse	29

19.	Waiver	30

20.	Partial Invalidity	30

21.	Notices and Amendments	30

22.	Applicable law and jurisdiction	30

SCHEDULE 1 General Terms and Conditions		32

SCHEDULE 2 Addresses for Notice		36

SCHEDULE 3 Form of Offer		37

SCHEDULE 4 Eligible Receivables and Eligible Debtors		38

SCHEDULE 5 Certificate of Officer	42

SCHEDULE 6 Conditions Precedent	43

SCHEDULE 7 Acte de Cession de Créances Professionnelles	44

SCHEDULE 8 Notification au Débiteur d’une Créance Cédée en Application des Articles L. 313-23 à 313-34 du Code Monétaire et Financier (Lettre Recommandée avec Accusé de Réception)	48

SCHEDULE 9 Acte d’Acceptation de la Cession d’une Créance Professionnelle en Application des Articles L. 313-23 à L. 313-34 du Code Monétaire et Financier (Lettre Recommandée avec Accusé de Réception)	50

SCHEDULE 10 Form of Letter of Acceptance of Stipulation Pour Autrui	52

SCHEDULE 11 TEG Letter	53

SCHEDULE 12 Modèle de Quittance Subrogative	54

THIS RECEIVABLES SALE AGREEMENT is dated 28 April 2008

BETWEEN:

(1)	WABCO FRANCE S.A.S, a société par actions simplifiée, incorporated under the laws of France registered under number R.C.S. Meaux B 313 497 786 and having its registered office at 44 Avenue Aristide Briand, B.P.12 - 77410 Claye Souilly, France, (the “Seller” and/or the “Servicer”); and

(2)	ABN AMRO BANK N.V., a public limited liability company (naamloze venootschap) incorporated under the laws of the Netherlands and having its corporate seat in Amsterdam and its registered office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, acting through its Amsterdam branch (the “Initial Purchaser”)

WHEREAS:

(A)	The Seller originates trade receivables in the course of its business. The parties wish to arrange for the sale on a continuing basis by the Seller to the Initial Purchaser of trade receivables originated by the Seller.

(B)	The Seller acknowledges that the Initial Purchaser may on-sell a number of Receivables to Wabco Funding SPRL as purchaser pursuant to the Onward Sale Agreement (the “Purchaser”) and the Purchaser may on-sell a number of Receivables to Tulip Asset Purchase Company B.V. (the “Onward Purchaser” or “TAPCO”) as part of a trade receivables securitisation transaction for certain European Subsidiaries of Wabco Holdings Inc.

IT HAS BEEN AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	Unless otherwise defined in this Agreement or required by the context, capitalised terms and expressions used in this Agreement shall have the meanings and constructions ascribed to them in the Receivables Purchase Agreement and in the recitals hereto.

1.2	In this Agreement, except as the context otherwise requires:

“Advances” means all Advances and Same Day Advances made pursuant to the Liquidity Facility Agreement (as defined therein), all Drawings under the Euro Standby Letter of Credit Agreement and all drawings made under the Euro Programme Enhancement Facility Agreement (in each case as defined therein);

“Adverse Claim” means any ownership interest, lien (including without limitation any lien by attachment or retention of title (réserve de propriété)), charge, encumbrance, proprietary or security interest, right of retention, lien or privilège or other right or claim in, over or on any person’s assets or properties in favour of any other person (but excluding the rights of the Debtor under any Contract in respect of the use or possession of goods which are the subject of such Contract);

“Aggregate Outstanding Nominal Amount” means at any time, with respect to all Sold Receivables, the aggregate Outstanding Nominal Amount of each Sold Receivable;

“Average Collection Period” means at any time the latest figure published by the Seller for the average number of days between the invoice date of its Receivables and the date of collection of such Receivables;

“ABCP” means Asset Backed Commercial Paper;

“ABN AMRO” means ABN AMRO Bank N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of The Netherlands and having its corporate seat (statutaire zetel) in Amsterdam and its registered office at Gustav Mahlerlaan 10, 1000 EA Amsterdam, The Netherlands;

“Banks” means ABN AMRO or its branches together with Rabobank [International]

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in London, Amsterdam, Brussels, Paris and New York and, if such reference relates to the date for the payment or purchase of any sum denominated in any currency not the lawful currency in London, Amsterdam, Brussels, Paris or New York, any day on which banks in the principal financial centre of the country of such currency are open for business;

“Collections” means, with respect to any Sold Receivable, all amounts received or recovered in respect of such Sold Receivable including (without limitation) the following:

(i)	all cash collections, finance, interest, late payment or similar charges and other cash proceeds of such Receivable;

(ii)	related payments or damages or other cash proceeds of such Receivable or other amounts received or recovered in respect thereof (including, for the avoidance of doubt, the Credit Insurance Policy);

(iii)	any payment made on any bill of exchange, promissory note or other negotiable instrument issued in respect of such Sold Receivable to any holder thereof;

(iv)	all cash proceeds of Related Security with respect to such Sold Receivable; and

(v)	any Deemed Collections of such Sold Receivable;

“Conditions Precedent” means the conditions precedent to the valid delivery of an Offer set out in Schedule 6 (Conditions Precedent);

“Contract” means each of the agreements between the Seller and a Debtor which is subject to the General Terms and Conditions set out in Schedule 1 (General Terms and Conditions), pursuant to which a Debtor shall be obliged to pay for goods purchased from or services provided by the Seller;

“CP Programme” means the commercial paper programme established by the Issuer pursuant to the Dealer Agreements;

“Credit and Collection Policies” means the collection policies and practices from time to time applied by the Seller and notified in writing to the Initial Purchaser and to the Onward Purchaser in relation to Receivables in accordance with the laws of the jurisdiction in which the Seller originates or administers Receivables;

“Debtor” means a person (i) set out in the records of the Seller as being obliged to make payments for the provision of goods or services provided by the Seller evidenced by a Contract for which an invoice has been issued (or, if different, the person so obliged), (ii) which is not an individual including individuals as partners, other than sole traders or professionals which has the benefit of consumer credit legislation and (iii) which is located in France;

“Deemed Collections” has the meaning set out in Clause 8 (Deemed Collections);

“Defaulted Receivable” means any Sold Receivable (other than a Disputed Receivable) in respect of which:

(i)	the Servicer has not been paid by the relevant Debtor (including, without limitation, payments made by third parties on behalf of the Debtor) by the end of the Collection Period (as defined in the Receivables Purchase Agreement) during which such Sold Receivable becomes more than 90 days overdue for payment from its Receivable Due Date (as defined in the Receivables Purchase Agreement); or

(ii)	the related Debtor is insolvent or the related Debtor has entered into Insolvency Proceedings and which has not been taken into account under (i) above; or

(iii)	a declaration has been made by the Seller or by the Servicer, if the Seller is no longer the Servicer, that such Sold Receivable is irrecoverable; or

(iv)	legal proceedings have been commenced for its recovery;

(v)	the Servicer has transferred to the doubtful receivables account; or

(vi)	which has become a written-off Receivable;

For these purposes, if a Sold Receivable is credit-insured with an insurance company acceptable to TAPCO only the uninsured portion of such Sold Receivables shall be deemed a Defaulted Receivable;

“Disputed Receivable” means any Receivable in respect of which payment is disputed in whole or in part, with or without justification, by the Debtor owing such Receivable whether by reason of any matter concerning the goods or services in respect of which the original invoice was issued or by reason of any other matter whatsoever or in respect of which a set-off or counterclaim is being claimed by such Debtor;

“EURIBOR” means:

(a)	the percentage rate per annum equal to the offered quotation which appears on the page of the Telerate Screen which displays the rate of Banking Federation of the European Union for the euro (being currently page 248) for such period as of 11.00 a.m. (Brussels time) on the relevant calculation date or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying the rate of the Banking Federation of the European Union as ABN AMRO Bank N.V. shall select; or; or

(b)	(if no Screen Rate is available for the relevant period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Purchaser at its request quoted by the Reference Bank to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the quotation day for the offering of deposits in euro for a period comparable to the relevant term;

“Eligible Debtor” has the meaning set out under the Schedule 4 (Eligible Receivables and Eligible Debtors);

“Eligible Receivables” has the meaning set out under the Schedule 4 (Eligible Receivables and Eligible Debtors);

“Event of Default” has the meaning defined in Clause 13.2;

“Facilities” means each of the Liquidity Facility Agreement, the Euro Programme Enhancement Facility Agreement and the Euro Standby Letter of Credit Agreement;

“French Servicing Agreement” means the servicing agreement of even date herewith made between the Seller and TAPCO;

“Funding Agreements” means the loan agreement between TAPCO and the Issuer under which the Issuer may agree from time to time to advance moneys to TAPCO for the purchase of receivables (or the funding of the purchase of receivables) and any other agreement whereby TAPCO acquires or may acquire funds for the purposes of purchasing Purchased Receivables (as defined under the Receivables Purchase Agreement), but shall exclude the Facilities;

“Funding SPV” means Wabco Funding SPRL, a Belgian company with its registered office at Rue de Genval 20, 1301 Bierges, Belgium;

“General Terms and Conditions” means the general terms and conditions in relation to the origination of Receivables by the Seller as set-out in Schedule 1 (General Terms and Conditions) hereto;

“Indemnified Amounts” has the meaning set out in Clause 14.9;

“Information File” means the computerised information file, diskette or any other available technology compatible with the systems of the Initial Purchaser to be appended to each Form of Assignment delivered by the Seller which shall contain the following information in respect of each Receivable (a) the Debtor name, (b) the

Debtor registered office, (c) the Debtor number (numéro siret); (d) the Nominal Amount of each Receivable sold; (e) the invoice number; (f) the Invoice Date; (g) the place of payment; and (h) the Receivable Due Date;

“Initial Purchaser” has the meaning set forth in the recitals hereto;

“Initial Purchaser Account” means the account held in the name of the Initial Purchaser with ABN AMRO Bank N.V., Amsterdam branch as notified to the Seller from time to time;

“Insolvency Event” means, in relation to any party, that the relevant party is, or has publicly declared being, either unable to fulfil its payment obligations as they become due (cessation de paiements) or that the liabilities of that party exceed its available assets being subject to an alert procedure initiated by its auditors (commissaires aux comptes) pursuant to Articles L. 234-1 to L. 234-4 of the Commercial Code or refers to the equivalent or analogous proceedings under the laws of the jurisdiction in which such party is incorporated (or, if not a company or corporation, domiciled) or any jurisdiction in which such party has its principal place of business;

“Insolvency Official” means, in connection with any Insolvency Proceedings, in relation to a company, an administrateur provisoire, an administrateur judiciaire, a liquidateur judiciaire, a mandataire ad hoc, a conciliateur or other similar officer in respect of such company or in respect of all (or substantially all) of the company’s assets or in respect of any arrangement, compromise or composition with any creditors or any equivalent or analogous officer under the law of any jurisdiction;

“Insolvency Proceedings” means, under French law, a judicial settlement (redressement judiciaire) and/or a judicial winding-up (liquidation judiciaire) within the meaning ascribed to such terms under Articles L. 631-1 to L. 644-6 of the French Commercial Code;

“Issuer” means Tulip Euro Funding Corporation Limited, a limited liability company incorporated in Jersey and having its registered office at 26 New Street, St Helier, Jersey, Channel Islands;

“Liquidity Facility Agreement” means the liquidity facility agreement entered into between ABN AMRO Bank N.V., TAPCO and the Banks (as defined therein) and any extension or renewal thereof;

“Loan Agreement” means the loan agreement to be entered into between the Purchaser as Borrower and Wabco Financial Services SPRL, as Lender;

“Loans” means all outstanding loans or part thereof made to TAPCO pursuant to the Funding Agreement for the purpose of financing or refinancing any purchase under the Receivables Purchase Agreement;

“Matured Value” means, in respect of any Loan, the sum of (a) the principal amount thereof, (b) all unpaid interest which is scheduled to become due (whether or not then due) under such Loan and (c) all unpaid fees and other amounts which are then known and scheduled to become due (whether or not then due) on, or in connection with such Loan, in each case payable to, or for the benefit of the Issuer; for the purposes of calculating whether the Aggregate Receivables Investment (as defined in the Receivables Purchase Agreement) denominated in euro or Sterling exceeds the Matured Value of the Loans, as the case may be, the Outstanding Nominal Amount of each Receivable shall be converted into US dollars using the rate of exchange contracted in the Hedging Transaction (as defined in the Receivables Purchase Agreement) entered into by TAPCO to hedge its exposure under the Funding Agreement in connection with the funding of the purchase of such Receivable for the delivery to TAPCO of US dollars against the delivery by TAPCO of euro or Sterling;

“Nominal Amount” means, with respect to any Receivable, the principal amount of such Receivable as reflected in the books of the Seller (including any applicable VAT);

“Offer” means a written offer substantially in the form set out in Schedule 3 (Form of offer);

“Offer Date” means a day which is two Business Days prior to a Purchase Date;

“Onward Purchaser” has the meaning set forth in the recitals hereto;

“Onward Sale Agreement” means the onward sale agreement dated as of the date hereof between Wabco Funding SPRL, as Purchaser, and ABN AMRO Bank N.V., Amsterdam branch, as Initial Purchaser;

“Other Receivables Sale Agreements” means each of the following agreements:

(a)	the Receivables Sale Agreements dated on or about the date hereof and made between the Purchaser and Wabco Fahrzeugsysteme GmbH;

(b)	the Receivables Securitisation Deeds dated on or about the date hereof and made between the Purchaser and Wabco Automotive U.K. Limited;

(c)	the Onward Sale Agreement dated on or about the date hereof and made between ABN AMRO Bank N.V. (Amsterdam Branch) and Wabco Funding SPRL, and

(d)	any other Receivables Sale Agreement to be entered into by the Purchaser and a Seller from time to time, with the prior written consent of the Onward Purchaser;

“Other Servicing Agreements” means each of the following agreements:

(a)	the Servicing Agreements dated on or about the date hereof and made between TAPCO and each of WABCO Fahrzeugsysteme GmbH, Wabco Automotive U.K. Limited and Wabco France S.A.S. respectively;

(b)	any other Servicing Agreement to be entered into by TAPCO and a Seller (as defined in the RPA) from time to time.

“Outstanding Nominal Amount” means at any time, with respect to any Sold Receivable, the Nominal Amount of such Sold Receivable as determined by the most recent Monthly Report less the amount of Collections received by the Onward Purchaser and applied to the Nominal Amount of such Sold Receivable provided that such Outstanding Nominal Amount shall be restored in the amount and to the extent of any Collections so received and applied if at any time the distribution of such Collections is rescinded or must otherwise be returned for any reason. For these purposes, Collections shall not be treated as “received” by the Onward Purchaser until they have been credited to the Operating Account or applied to amounts due by the Onward Purchaser pursuant to Clause 9 (Netting-off of payments) of the Receivables Purchase Agreement;

“Programme Limit” means shall have the meaning ascribed to such term in the RPA;

“Purchase Date” means, with respect to any sale of Receivables, the date upon which such sale is completed in accordance with Clause 3 (Acceptance, Purchase and Assignment) of this Agreement;

“Purchase Price” has the meaning ascribed to such term in Clause 4 (Payment of the Purchase Price);

“Receivables” means the aggregate amount payable in relation to Eligible Receivables originated by the Sellers;

“Receivables Purchase Agreement” or “RPA” means the receivables purchase agreement dated 28 April 2008 and made between Wabco Funding SPRL and Tulip Asset Purchase Company B.V. providing for the on-sale by Wabco Funding SPRL to Tulip Asset Purchase Company B.V. of certain Receivables purchased under this Agreement;

“Records” means, in respect of any Receivable, all Contracts, correspondence, notes of dealings and other documents, books, books of account, registers, records and other information (including, without limitation, computer programmes, tapes, discs, CD-Roms, punch cards, data processing software and related property and rights or other media data storage) maintained (and recreated in the event of destruction of the originals thereof) with respect to such Receivable, related security and the related Debtor;

“Related Security” means with respect to any Receivable:

(c)	all Adverse Claims of the Seller on any property from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by a Debtor describing any collateral security securing such Receivables;

(d)	all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

(e)	all Records related to such Receivable; and

(f)	all proceeds at any time howsoever arising out of the resale, redemption or other disposal of (net of collection costs), or dealing with, or judgements relating to, any of the foregoing, any debts represented thereby, and all rights of action against any person in connection therewith.

“Relevant Claim” means, in respect of any tax for which the Seller would be liable to pay, indemnify or make an additional payment to the Initial Purchaser under Clause 14 (Taxes, Increased Costs and Indemnities), any claim, assessment, notice, demand or other document issued or action taken by or on behalf of a tax authority by which the Initial Purchaser is liable or is sought to be made liable to make a payment to the tax authority or to another person or is denied or sought to be denied a Relief;

“Relief” means any loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit or other relief of a similar nature granted by or available in relation to tax pursuant any legislation or otherwise;

“Sale Discount” means, on any Purchase Date, the product of (a) the aggregate Nominal Amount of all Receivables to be purchased on such Purchase Date, and (b) a fraction having as the numerator the Average Collection Period on such Purchase Date, and as denominator 360, and (c) EURIBOR for a duration equal to the Average Collection Period on such Purchase Date (calculated on an actual/360 basis);

“Sale Fee” means, on any Purchase Date, 0.1% of the Nominal Amount of all Receivables to be purchased on such Purchase Date, or such other percentage agreed between the parties;

“Servicer” designates WABCO FRANCE S.A.S, as Servicer, under the Servicing Agreement dated 28 April 2008 and entered into between TAPCO, as Onward Purchaser and WABCO FRANCE S.A.S;

“Sold Receivables” means any Receivable sold and purchased (or, if the context so requires, to be sold and purchased) under this Agreement;

“Subsidiary” shall have the meaning ascribed to such term in the Receivables Purchase Agreement and shall be construed and interprated as in the Receivables Purchase Agreement;

“TAPCO” means Tulip Asset Purchase Company B.V., the Onward Purchaser under the Receivables Purchase Agreement;

“Transaction Documents” means:

(i)	this Agreement and any Other Receivables Sale Agreement;

(ii)	the Onward Sale Agreement;

(iii)	the Receivables Purchase Agreement;

(iv)	the Account Administration Agreement;

(v)	the Loan Agreement;

(vi)	the Facilities; and

(vii)	the French Servicing Agreement and any Other Servicing Agreement;

“Tax Audit” has the meaning set out in Clause 14.6;

“TEG Letter” has the meaning set out in Clause 4.6;

“Termination Date” shall have the meaning ascribed to such term in the Receivables Purchase Agreement;

“Termination Event” shall have the meaning ascribed to such term in the Receivables Purchase Agreement;

“Wabco Funding SPRL” means Wabco Funding SPRL, a company incorporated in Belgium and having its registered office at Rue de Genval 20, 1301 Bierges.

2.	OFFER FOR RECEIVABLES

2.1	On each Offer Date after the Conditions Precedent have been fulfilled to the satisfaction of, or waived by, the Initial Purchaser but in any event before the Termination Date, the Seller may offer to sell and to assign, pursuant to Article L.313-23 et seq. of the Monetary and Financial Code, to the Initial Purchaser Receivables and their Related Security by delivering to the Initial Purchaser an Offer in the form attached hereto as Schedule 3 (Form of Offer) and meeting the requirements set forth below.

2.2	Each Offer delivered pursuant to Clause 2.1 shall:

(a)	specify the aggregate Nominal Amount of the Receivables to be purchased on such Purchase Date, and the Purchase Price in relation to such Offer;

(b)	identify in relation to each such Receivable:

(i)	the name, address and account number of the Debtor owing such Receivable;

(ii)	the invoice date and invoice number;

(iii)	the Receivable due date; and

(iv)	the Nominal Amount of such Receivable;

(c)	specify the bank and account into which the Purchase Price is to be paid.

(d)	be accompanied by a Form of Assignment in the form of Schedule 7 (Acte de Cession de Créances Professionelles) hereto in respect of the Receivables to which such Offer relates and the related Information File duly completed and executed by the Seller but with the date left in blank.

2.3	Delivery of an Offer pursuant to Clause 2.1 shall constitute an irrevocable offer by the Seller binding upon it to sell, to transfer and to assign to the Initial Purchaser on the following Purchase Date each of the Receivables designated in such Offer and the Related Security.

3.	ACCEPTANCE, PURCHASE AND ASSIGNMENT

3.1	Upon delivery of an Offer in accordance with Clause 2 (Offer for Receivables), the Initial Purchaser shall accept such Offer in respect of all Receivables which are the subject of such Offer if:

(a)	no Event of Default shall have occurred and be continuing as at the proposed Purchase Date;

(b)	the Conditions Precedent have been fulfilled to the satisfaction of the Initial Purchaser or waived by it;

(c)	the Offer meets the requirements of Clause 2.2;

(d)	the representations and warranties set out in Clause 10 (Representations and Warranties of the Seller) are true in each and every respect;

(e)	on the proposed Purchase Date, assuming the Offer is accepted, the aggregate Receivables Investment would be equal to or higher than the sum of (i) the Matured Value of the Loans outstanding from the Issuer to the Onwards Purchaser and (ii) all outstanding Advances (where applicable, such amounts to be converted to euro at the rate specified in the relevant hedging agreement);

by countersigning the Form of Assignment that is attached to each Offer and dating them as of the Purchase Date. Upon such acceptance, the Initial Purchaser shall credit, not later than 2:15 p.m. (Brussels time) on the relevant Purchase Date, in the account specified in the Offer in immediately available funds on the relevant Purchase Date, a sum equal to the Purchase Price. Such Receivables and the Related Security shall be deemed to be assigned to the Initial Purchaser (in accordance with this Agreement and the sole operation of law) on such date.

3.2	Each Offer may be accepted only with respect to the Receivables specified in the relevant Offer.

3.3	The Seller shall indemnify the Initial Purchaser against any loss or expense incurred by the Initial Purchaser as a result of any purported revocation of an Offer or any failure by the Seller to complete the sale, purchase and assignment of the Receivables specified in an Offer other than any loss or expense resulting from the negligence or default on the part of the Initial Purchaser in connection therewith (including, for the avoidance of doubt, the Initial Purchaser’s compliance with its obligations under Clause 3.1) and in no event shall the Seller be liable for any special, punitive or consequential damages asserted by the Initial Purchaser.

3.4	If any Receivable or the Related Security is not transferred for any reason following acceptance of an Offer in accordance with the terms of this Agreement, other than the Initial Purchaser’s own negligence or default, the Seller shall be obliged to take all actions necessary for the transfer of such Receivable or Related Security without undue delay and at its own expense. The Seller shall indemnify the Initial Purchaser against any loss or expense reasonably incurred by the Initial Purchaser as a result of the failure to transfer the same, other than any loss or expense resulting from the negligence or default on the part of the Initial Purchaser in effecting such transfer.

3.5	The Seller undertakes to indemnify ABN AMRO Bank N.V (or its branches) and /or TAPCO against all claims made by the debtors of the sold Receivables arising out of or in connection with a sold Receivable;

3.6	To the extent that the Initial Purchaser purchases any Receivable on a Purchase Date it shall be deemed to have waived the conditions set out in Clause 3.1, without prejudice to any remedies available to the Initial Purchaser.

3.7	The Seller may demand performance by the Initial Purchaser of its obligations hereunder and enforce these obligations, but waives the right to demand rescission of the purchase of any Receivable. The Seller waives any unpaid seller’s lien either contractually or by law.

3.8	If, at any time on or before the close of business on any Business Day (as defined in the Liquidity Facility Agreement) of the Seller, the Aggregate Receivables Investment (as defined in the Receivables Purchase Agreement) is less than the aggregate of the Matured Value of the Loans and all outstanding Advances (where applicable converted to U.S. dollars at the rate specified in the relevant Hedging Transaction (as defined in the Receivables Purchase Agreement)), the Seller will sell to the Initial Purchaser and the Initial Purchaser shall accept, in accordance with the procedures set forth in this Agreement, an additional amount of Receivables at such Purchase Price as is necessary to reduce such deficiency to zero.

3.9	If the Seller shall fail to offer to sell Receivables pursuant to Clause 3.7, then the Initial Purchaser shall be entitled to declare the occurrence of a Termination Event and the Initial Purchaser shall have no right to any monetary compensation or to seek to compel the Seller to effect any such additional sales.

3.10	For the avoidance of doubt, the parties confirm their intention that this Agreement shall constitute a true sale (vente pure et simple) of the Sold Receivables, and not a security arrangement for any obligations of the Seller. The Initial Purchaser shall have full title and interest in and to the Sold Receivables, shall be free further to dispose of such Sold Receivables, and shall be fully entitled to receive and retain for its own account any Collections in respect of such Sold Receivables.

3.11	For the avoidance of doubt, the parties confirm their intention that this Agreement shall constitute a sale under articles L. 313-23 to 313-34 of the French Monetary and Financial Code.

4.	PAYMENT OF THE PURCHASE PRICE

4.1	On each Purchase Date on which the Initial Purchaser accepts an Offer in accordance with Clause 3.1, the Initial Purchaser shall pay to the Seller the purchase price for the Receivables sold on that date, calculated as follows (the “Purchase Price”):

(a)	the outstanding Nominal Amount of the Receivables sold on the relevant Purchase Date; minus

(b)	the Sale Fee; minus

(c)	the Sale Discount

4.2	The Nominal Amount of the Receivables, for the purposes of the above calculations, includes VAT if applicable.

4.3	On each date upon which this Agreement requires an amount to be paid by either party hereunder, such party shall, save as expressly provided herein, make the same available to the payee by payment in the relevant currency and in immediately available, freely transferable, cleared funds to such account and bank as the relevant payee shall have specified for this purpose.

4.4	All payments made by the Seller hereunder shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

4.5	The Initial Purchaser may, but need not, apply any sum at any time due from it to the Seller (in its capacity as Seller or Servicer) under this Agreement or under the Servicing Agreement in or towards satisfaction of any amount then due from the Seller (in its capacity as Seller or Servicer) and, for this purpose, the Initial Purchaser may apply the sum so due from it in or towards the purchase of such amounts of such other currencies as may be required to effect such application.

4.6	For the purpose of Articles L. 313-1 to L. 313-3 and R. 313-1 to R. 313-5 of the French Consumer Code, the Seller and the Initial Purchaser recognise that, due to certain characteristics of the credit provided by the Initial Purchaser hereunder, the effective total credit rate (taux effectif global) for the duration of the credit is not capable of being calculated as at the date hereof. The payment of the Purchase Price pursuant to Clause 4.1 may be made (i) by payment to such account as may be specified by the Seller or as may be directed by the Seller and/or (ii) by the application of Collections received and/or by the offsetting of the Purchase Price by amounts owed by the Seller to the Initial Purchaser.

4.7	In connection with Clause 4.6, the Initial Purchaser shall deliver to the Seller, on the date hereof, a letter (the “TEG Letter”) substantially in the form set forth in Schedule 10 (Form of Letter of Acceptance of Stipulation pour autrui) containing indicative calculations of the total effective credit rate, such letter forming an integral part of this Agreement.

5.	PERFECTION AND FURTHER ASSURANCE

5.1	The Initial Purchaser may do whatever is necessary to ensure that the sale of the Receivables is duly perfected against third parties. The Initial Purchaser may in particular give notice of the sale of the Receivables to the Debtors in the form of the Form of Assignment of Receivables set out in Schedule 7 (Acte de Cession de Créances Professionnelles), and may require the Seller to do so. To this effect, the Seller shall deliver to the Initial Purchaser simultaneously with the execution of this Agreement a certificate in the form of Schedule 5 (Certificate of Officer) to this Agreement, duly printed on its headed paper and executed by a duly authorised officer. Each notification made by the Initial Purchaser in accordance with this Clause 5.1 may be accompanied by a photocopy of such certificate.

5.2

The Seller agrees that from time to time it will promptly execute and deliver all instruments and documents and take all action that the Initial Purchaser may reasonably request in order to perfect or protect the assignment of the Receivables or to enable the Initial Purchaser to exercise or enforce its rights under this Agreement, in particular by giving notice of the assignment of the Receivables in the form set out in Schedule 7 (Acte de Cession de Créances Professionnelles).

5.3	Any notice to the Debtors pursuant to this Clause 5 shall instruct the Debtors to pay the amount of the Sold Receivables directly to the Initial Purchaser or Tulip Asset Purchase Company B.V., as the case may be, and shall state the relevant bank account number.

5.4	If any Receivable or the Related Security is not transferred in accordance with this Agreement for any reason, the Seller shall be obliged to take all actions necessary for the transfer of such Receivable or Related Security without undue delay and at its own expense. The Seller shall indemnify the Initial Purchaser against any loss or expense incurred by the Initial Purchaser as a result of the failure to transfer the same, other than any loss or expense resulting from the negligence or default on the part of the Initial Purchaser in effecting such transfer.

5.5	Without prejudice to the provisions of Clauses 13.1 to 13.4, the Seller irrevocably constitutes and appoints the Initial Purchaser, with full power of substitution, as its true and lawful attorney and agent, with full power and authority in its name or otherwise, and in its place and stead, and for its use and benefit at any time after the occurrence of an Event of Default which has been notified to the Seller in writing and which has not been cured to the satisfaction of the Initial Purchaser within 5 days of receipt of such notice to take such action as the Initial Purchaser may deem necessary or desirable in order to protect the interests of TAPCO and/or the liquidity banks and/or the Initial Purchaser under this Agreement and/or to perfect title to any of the Sold Receivables, or Related Security, including the giving of notices of assignment, redirection of mail and the endorsement of drafts, cheques and other payment media, to perform any agreement or obligation of the Seller or the Servicer under or in connection with this Agreement and to exercise all other remedies of the Seller under this Agreement or existing at law. In furtherance of the power herein granted, the Seller will assist and co-operate with the Initial Purchaser and provide such facilities as the Initial Purchaser may request. The power of attorney hereby granted is given by way of security, is coupled with an interest, and is irrevocable and will extend to and be binding upon the successors and assigns of the Seller.

6.	APPOINTMENT OF FRENCH SERVICER

6.1	The servicing, administering and collection of the Sold Receivables shall be conducted by the Servicer, pursuant to the French Servicing Agreement.

6.2

The Initial Purchaser may initiate legal proceedings against a Debtor for the collection of a Receivable in its own name (subject to proper notification being sent to the relevant Debtor), or with the Seller’s prior consent, in the name of the Seller. Before initiating legal proceedings, the Initial Purchaser (unless it is prevented from doing so as a result of the sale of the Receivable to a third party) shall offer the Seller the option to buy-back such Receivable at its Outstanding Nominal Amount. Such buy-back will be made by way of subrogation pursuant to Article 1250-1 of the French Civil Code. The Initial Purchaser shall execute a quittance subrogative (in the form set out in Schedule 12 (Modèle de Quittance Subrogative) relating to such Receivable in accordance with the requirements of the French Civil Code and thereupon the Seller shall have acquired all rights and interest in respect of such Receivable and shall be subrogated (subrogé) to all the rights of the Initial Purchaser in respect of such Receivable.

7.	INSOLVENCY RISK

7.1	For the avoidance of doubt, the parties confirm that the Initial Purchaser shall bear the risk of insolvency of the Debtors of the Receivables purchased by it hereunder.

7.2	In accordance with Article L. 313-24 paragraph 2 of the French Monetary and Financial Code, it is expressly agreed between the Seller and the Initial Purchaser that the Seller shall not be jointly and severally liable for the payment by the Debtor of the Purchased Receivables.

8.	DEEMED COLLECTIONS

8.1	If on any day:

(a)	a Receivable becomes a Disputed Receivable;

(b)	the Nominal Amount of any Receivable is reduced by reason of any set-off or counterclaim or any discount or other trade credit;

(c)	the effectively collectible amount of a Receivable is reduced by reason of any deduction on account of tax; or

(d)	the Seller is entitled to claim from any tax authorities a refund of any amount of VAT included in a Receivable;

the Seller shall be deemed to have received on such day a “Deemed Collection” in an amount equal to the nominal amount of such Receivable plus any reasonable expenses that the Initial Purchaser has already incurred in connection with the administration or attempted collection of such Receivable (in the case of paragraphs (a) to (c)), or the amount of such collection, reduction or refund (in the case of paragraphs (d)).

8.2	If on any day the Seller is deemed to have received a Deemed Collection, the Seller shall promptly pay the amount thereof to the Initial Purchaser by transfer to the Initial Purchaser Account.

8.3	If any Receivable which is or is purported to be sold and assigned to the Initial Purchaser hereunder shall have been collected in whole or in part prior to the Purchase Date without such Collection having been deducted from the face amount of such Receivable prior to the Purchase Date, then the portion thereof which shall have been so collected shall be treated for the purposes of this Agreement as a Deemed Collection thereof which has been received on the date of the Purchase Date.

8.4

Upon receipt of the payment referred to in Clause 8.2 on account of a Deemed Collection, the Initial Purchaser shall, to the extent of such payment, transfer (by way of subrogation pursuant to Article 1250-1[o] of the French Civil Code) to the Seller (without recourse or warranty on the part of the Initial Purchaser and at the sole cost of the Seller) in the relevant Receivable or fraction thereof. The Initial Purchaser shall execute a quittance subrogative (in the form set out in Schedule 12 (Modèle de

Quittance Subrogative) relating to such Receivable in accordance with the requirements of the French Civil Code and thereupon the Seller shall have acquired all rights and interest in respect of such Receivable and shall be subrogated (subrogé) to all the rights of the Initial Purchaser in respect of such Receivable. To the extent, however, that the Initial Purchaser has transferred such Receivable to any third party, such subrogation of the Receivable to the Seller shall be subject to the rights of such third party and shall only take place if and when the Initial Purchaser is able itself to obtain a re-assignment of the relevant Receivables from such third party.

9.	DEFAULT INTEREST

If any sum due and payable by either party under this Agreement or under any judgement rendered in connection therewith is not paid on the due date therefor, such sum shall bear interest as of right and without notice at EURIBOR (three months) determined for the period selected by the Initial Purchaser plus 2%, on an actual/360 basis, from the due date thereof until actual payment.

10.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

10.1	The Seller represents and warrants to the Initial Purchaser that:

(a)	it is a corporation duly incorporated under the laws of its jurisdiction of incorporation, is not subject to any legal proceedings for an Insolvency Event and has not filed an application for an Insolvency Event, its annulment as a legal entity or the appointment of an Insolvency Officer;

(b)	its execution, delivery and performance of this Agreement and the transactions contemplated hereby are within its corporate powers and have been duly authorised by all necessary corporate action;

(c)	this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms;

(d)	this Agreement does not violate any contractual or other obligation binding upon the Seller;

(e)	all information furnished by it to the Initial Purchaser for the purposes of or in connection with this Agreement is true and accurate in every material respect at and as of the time furnished;

(f)	there is no floating charge in existence on the business of the Seller;

(g)	it has its “centre of main interests”, as that term is used in article 3(1) of the Council Regulation (EC) No. 1346/2000 of 29 May 2000, in France.

10.2	In addition, the Seller represents and warrants to the Initial Purchaser that:

(a)	the Sold Receivables are governed by French law;

(b)	the Sold Receivables are non interest-bearing;

(c)	none of the Sold Receivables have been subject to any attachment or are the subject of any encumbrance;

(d)	the amount, due date and other details of each Sold Receivable as set out in the report delivered by the Seller to the Initial Purchaser under Clause 2.2 are true and correct;

(e)	each Receivable purported to be sold hereunder is subject to the Seller’s General Terms and Conditions of sale set out in Schedule 1 (General Terms and Conditions); and

(f)	upon each Purchase Date hereunder the Initial Purchaser shall acquire the ownership of each Sold Receivable assigned on such Purchase Date and the Related Security with respect thereto, and that to the best of the Seller’s knowledge and belief, each such Sold Receivable shall be free and clear of any Adverse Claim (other than in favour of the Initial Purchaser) excluding for the avoidance of doubt (i) any general preferences (droits de préférence) arising in the ordinary course of business on the assets of the Seller and (ii) any set-off rights arising by operation of law.

10.3	The Initial Purchaser contemplates reselling to a third party all or part of the Receivables purchased from the Seller, in the context of a securitisation of Receivables of certain European Subsidiaries of Wabco Holdings Inc. In this connection, the Initial Purchaser may from time to time provide the Seller with a copy of the representations, warranties, eligibility criteria and other relevant requirements of the proposed securitisation programme, and request that the Seller correspondingly to make additional representations and warranties and undertake additional covenants in respect of those Receivables sold hereunder which may be eligible for resale under the securitisation programme. The Seller undertakes to use reasonable efforts to comply with this request and to offer its full co-operation in this respect.

10.4	The representations and warranties made in Clauses 10.1 and 10.3 shall be given by the Seller to the Initial Purchaser on the date hereof and on each Purchase Date. The representations and warranties made in accordance with Clauses 10.1 and 10.2 shall be given as soon as practicable after the Initial Purchaser’s request to that effect and on each subsequent Purchase Date.

10.5	The Seller shall promptly indemnify the Initial Purchaser against any losses resulting from the inaccuracy of any representation made in Clause 10.1 or 10.3 or in accordance with Clause 10.2 other than any loss or expense resulting from negligence or fraud on the part of the Initial Purchaser in connection therewith and in no event shall the Seller be liable for any special, punitive or consequential damages asserted by the Initial Purchaser.

11.	REPRESENTATIONS AND WARRANTIES OF THE INITIAL PURCHASER

The Initial Purchaser represents and warrants to the Seller that:

(a)	it is a corporation duly incorporated under Dutch law, is not subject to any legal proceedings for an Insolvency Event and has not filed an application for a bankruptcy;

(b)	it is licensed to act as a credit institution in France in accordance with the Directive 2000/12/EC of the European Parliament and of the Council and therefore is fully entitled to purchase the Receivables pursuant to the terms hereof;

(c)	its execution, delivery and performance of this Agreement and the transactions contemplated hereby are within its corporate powers and have been duly authorised by all necessary corporate action;

(d)	this Agreement does not violate any contractual or other obligation binding upon the Initial Purchaser;

(e)	there is no floating charge in existence on the business of the Initial Purchaser;

(f)	upon any resale of a Sold Receivable the Banks will realise a gross profit on such resale of the Sold Receivables;

(g)	that the Banks are tax residents of the Netherlands for the purposes of the France-Netherlands Double Tax Treaty of 16 March 1973; and

(h)	that each Bank is an entrepreneur for Dutch VAT purposes and has a Dutch VAT registration number.

12.	COVENANTS

12.1	At all times from the date hereof until all Receivables have been duly paid by the relevant Debtors to the Initial Purchaser:

(a)	the Seller shall provide the Initial Purchaser upon request with a copy of its latest audited annual accounts;

(b)	the Seller shall comply in all respects with all laws, rules, regulations, orders, writs, judgements, injunctions, decrees or awards to which, to the best of its knowledge, it may be subject, and which could reasonably be regarded as material in the context of the transactions contemplated by this Agreement;

(c)	the Seller shall provide the Initial Purchaser with all information to which the Initial Purchaser is reasonably and properly entitled pursuant to this Agreement;

(d)	upon request, the Seller shall provide the Initial Purchaser with a copy of the invoices relating to the Receivables sold;

(e)	the Seller shall furnish to or notify the Initial Purchaser of:

(i)	prior to implementation, any change in or amendment to the Credit and Collection Policies which the Seller does not in its reasonable opinion consider to be material;

(ii)	any material change in or amendment to the Credit and Collection Policies for approval prior to implementation, such approval not to be unreasonably withheld; if such approval is not given by the Initial Purchaser, no such change or amendment of the Credit or Collection Policies will be implemented; and

(iii)	such other information (including non-financial information) as the Initial Purchaser may from time to time reasonably request;

(f)	the Seller shall keep and maintain adequate Records on a Receivable by Receivable basis. The Seller shall give the Initial Purchaser notice of any material change to its administrative and operating procedures in relation to the keeping and maintaining of Records;

(g)	the Seller shall, at its expense, in a timely and commercially reasonable manner fully perform and comply with all provisions, covenants and other promises required to be observed by it under the contracts related to the Sold Receivables as if interests in the Sold Receivables had not been assigned and sold hereunder;

(h)	the Seller shall comply with the Credit and Collection Policies with regard to all Receivables, any Related Security and the related Contract as if interests in the Receivables had not been or were not to be sold hereunder;

(i)	the Seller shall not sell, assign or otherwise dispose of, or create or suffer to exist any encumbrance upon or with respect to any goods the subject of any Sold Receivable, any Sold Receivable or related Contract or security, or assign any right to receive income in respect thereof or attempt, purport or agree to do any of the foregoing; and

(j)	except as otherwise permitted hereunder, the Seller shall not extend, amend or otherwise modify the material terms of any Sold Receivable or amend, modify or waive any material term or condition of any Contract related thereto.

12.2	In addition, each Seller undertakes, inter alia:

(a)	not to conduct its business in a way that may materially adversely affect the quality and the collectibility of Sold Receivables or the ability of the Seller to perform its obligations under the Receivables Purchase Agreement;

(k)	not to change the nature of its business;

(l)	to inform forthwith the Banks of any material change in its recovery procedures;

(m)	not to waive any retention of title clause contained in any contract which gives rise to the Sold Receivables without the prior consent of the Banks;

(n)	to assist the Banks and/or TAPCO (where requested to do so by the Banks or TAPCO) in the enforcement or recovery of any Sold Receivables;

(o)	not to enter into any subsequent assignment or transfer or disposition of any interest (or purport to do so) of or in any Sold Receivables or grant any security interest in relation to any Sold Receivable;

(p)	to pay an amount to TAPCO equal to any amount of a Sold Receivable discharged by a debtor by way of set-off;

(q)	to pay all tax and make all relevant returns in respect of tax in relation to the products and services supplied under the contracts which gave rise to the Sold Receivables;

(r)	to take any proceedings requested by TAPCO or the Banks to enforce the Sold Receivables;

(s)	to cooperate with the Banks in facilitating an annual management due diligence with the Servicer to review the performance of the Receivables and the credit and collection policies and practices and provide information to them upon request;

(t)	to deliver audited annual financial statements regarding the Sellers/Servicers and the Servicer within 120 days of its financial year end;

(u)	to deliver audited annual consolidated and company financial statements of the Wabco Holdings Inc. within 180 days of its financial year end; and

(v)	to deliver annual certificates confirming compliance between receivables performance information provided to ABN AMRO Bank N.V. and information available in the general ledgers.

13.	DURATION, TERMINATION AND DEFAULT

13.1	The Seller may at any time terminate this Agreement with 5 days notice.

13.2	An Event of Default shall occur if:

(a)	any party fails to pay any sum due from it hereunder at the time, in the currency and in the manner specified herein, subject to a five (5) day grace period after notification;

(b)	(in respect of the Seller) any representation or warranty made by the Seller in Clauses 10.1, 10.2 or 10.3 is or proves to have been materially incorrect or misleading when given;

(c)	(in respect of the Initial Purchaser) any representation or warranty made by the Initial Purchaser in Clause 11 (Representations and Warranties of the Initial Purchaser) is or proves to have been materially incorrect when given;

(d)	any party fails duly to perform or comply with any other obligation expressed to be assumed by it in this Agreement and such failure is not remedied within three days after the other party has given notice thereof to such party;

(e)	any indebtedness of any party in an aggregate amount of at least EUR 1, 000, 000 (or equivalent in any other currency) is not paid when due, any such indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity, or any creditor or creditors become entitled to declare any such indebtedness due and payable prior to its specified maturity;

(f)	any party is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness, or makes a general assignment for the benefit of or a composition with its creditors;

(g)	any party is subject to legal proceedings for an Insolvency Event, is dissolved or enters in liquidation, or an Insolvency Officer is appointed in relation to it, or any similar event occurs under the laws of any jurisdiction;

(h)	any party takes any corporate or other action with a view to any of the events set out in the preceding paragraph;

(i)	on the occurrence of the Termination Date or a Termination Event occurs under the Receivables Purchase Agreement;

(j)	an Event of Default has occurred under the Loan Agreement (as defined thereunder);

(k)	any material adverse change occurs in the financial position or the collection procedures of the Seller;

(l)	there is a default by the Seller in respect of any of its payment obligations to third parties in aggregate in excess of USD 1,000,000 or its equivalent at any time; or

(m)	the Seller is no longer a Subsidiary (directly or indirectly) of Wabco Holdings Inc.

13.3	This Agreement shall automatically terminate upon the occurrence of any Event of Default referred to under paragraphs (e) or (f) of Clause 13.2. If any other Event of Default shall occur and be continuing in respect of either party, the other party may terminate this Agreement by simple notice to such party. Additionally, the Seller shall have the right to terminate this Agreement immediately upon written notice to the Initial Purchaser if a court or taxing authority in the jurisdiction in which the Seller is organised or primarily does business determines that this Agreement or any arrangement substantially similar to this Agreement either (a) constitutes a security arrangement rather than a true sale or (b) otherwise involves an actual or deemed payment by the Seller upon which a withholding tax is due. In such an event, the outstanding Nominal Amount of all Sold Receivables shall be considered to be a “Deemed Collection” and the provisions of Clauses 8.1 to 8.4 shall apply.

13.4	The termination of this Agreement means that no further sales of Receivables may take place, but, except as otherwise provided in Clause 13.3 above, shall not otherwise affect the rights and obligations of the parties hereunder.

14.	TAXES, INCREASED COSTS AND INDEMNITIES

14.1

The Seller shall pay all stamp duty, registration and other taxes, excluding income taxes and franchise taxes other than such taxes resulting solely from the activities of the Seller under the Transaction Documents, to which this Agreement or any judgment given in connection herewith may at any time become subject subsequent to the date of this Agreement and, from time to time on demand of the Initial Purchaser, immediately indemnify the Initial Purchaser against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax, except those penalties and interest charges that are due to the negligence of the Initial Purchaser or its agents, provided that in the case of any payment relating to the Euro Standby Letter of Credit Agreement, the Seller shall only be required to pay (a) amounts payable solely in respect of, or as a result of, the transaction contemplated by this Agreement and the funding thereof and (b) such proportion of any general cost equal to the proportion which the L/C Portion relating to the transaction contemplated in this Agreement bears to the then Available L/C Portion (both terms as defined in the Euro Standby Letter of Credit Agreement). In the case of any payment relating to the Euro Programme Enhancement Facility Agreement, the Seller shall only be required to pay (i) amounts payable solely in respect of, or as a result of, the transactions contemplated by this Agreement and the funding thereof and (ii) such proportion of any general cost equal to the proportion which the Euro Programme Enhancement Facility Portion relating to the transaction contemplated in this Agreement bears to the then Available Programme Enhancement Facility Portion. The Initial Purchaser shall, as soon as it becomes aware that any such stamp duty, registration or other taxes may become due, inform the Seller of the same. If the Seller shall request, Initial Purchaser shall contest, or permit Seller to contest on Initial Purchaser’s behalf (in either case at the expense of Seller) any such stamp duty, registration or other taxes that the Seller reasonably believes is not lawfully owed. The Initial Purchaser and the Seller shall cooperate to the extent practicable, and the Initial Purchaser shall endeavour to take such measures as shall be practicable, with a view to lawfully avoiding any such stamp duty, registration or other taxes and expenses. In the event that the Initial Purchaser receives a refund of any stamp duty, registration or other taxes for which the Seller has made an indemnification payment to the Initial Purchaser under this Clause 14.1, the Initial Purchaser will immediately pay such refund to the Seller, inclusive of any interest thereon received from the relevant taxing authority.

14.2	All payments to be made by the Seller to the Initial Purchaser hereunder shall be made free and clear of and without deduction for or on account of tax unless the Seller is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by the Seller in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Initial Purchaser receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made. If the Initial Purchaser shall be entitled to exemption from or reduction of an applicable withholding tax, the Initial Purchaser will provide to the Seller such documentation as is required under the laws of the relevant taxing jurisdiction to avail of said withholding tax exemption or reduction.

14.3

If the Seller makes any deduction or withholding and an increased payment becomes payable under Clause 14.2 then, if the Initial Purchaser has been granted by any relevant tax authority a credit or refund in respect of such payment, the Initial Purchaser shall (to the extent that it can do so without prejudice to the retention of the amount of that credit or refund or any other credit or refund and to the extent that it is not unlawful or contrary to any official directive of the government (or any taxing or other authority or agency thereof) of the country concerned with such credit or refund for it to do so and to the extent that an actual pecuniary benefit is acquired by the Initial Purchaser from such credit or refund) pay to the Seller such sum as the Initial

Purchaser shall in its absolute discretion determine and notify to the Seller to be equal to the proportion of that credit or refund which will leave the Initial Purchaser (after such payment) in no better or worse position than it would have been in had no such deduction or withholding been required. The Initial Purchaser shall have an absolute discretion as to the order and manner in which it claims any credits or refunds available to it and the manner in which it arranges its tax affairs and it shall not be obliged to disclose to the Seller any information regarding its tax affairs or computations nor to take any action to procure any such credit or refund. Any payment made under this Clause 14.3 shall be conclusive evidence of the amount due to the Seller and shall, in the absence of any manifest or material error, be accepted by the Seller in full and final settlement of its rights of reimbursement hereunder in respect of the relevant payment, deduction or withholding.

14.4	If the Seller is required to pay a withholding tax and the Initial Purchaser determines that (i) a tax credit is attributable to that withholding tax payment; and (ii) it has obtained and utilised that tax credit the Initial Purchaser shall pay an amount to the Seller which the Initial Purchaser determines will leave it (after that payment) in the same after-tax position as it would have been in had said withholding tax not been payable.

14.5	The Seller shall from time to time on demand of the Initial Purchaser reimburse the Purchaser for all sums payable by the Purchaser to the Onwards Purchaser under clause 13.4 of the RPA. The Initial Purchaser shall, as soon as it becomes aware that any amounts referred to in the previous sentence may become due, inform the Seller of the same. The Initial Purchaser and the Seller shall co-operate to the extent practicable with a view to lawfully mitigating liability for such amounts.

14.6	If the Initial Purchaser receives an inquiry from or is notified of an examination by any taxing authority (“Tax Audit”) or becomes aware of any matter (whether or not such matter is a Tax Audit) which might give rise to a Relevant Claim:

(a)	it shall immediately give notice to the Seller of the matter and shall consult with the Seller with respect to the matter, and with respect to a Tax Audit, permit Seller to participate in the Tax Audit, provided that such participation shall be limited only to matters that might give rise to a Relevant Claim;

(b)	it shall:

(i)	take any action and institute any proceedings, and give any information and assistance, as the Seller may reasonably request to avoid, dispute, resist, appeal, compromise, defend, remedy or mitigate the matter at all stages before and after such matter gives rise to a Relevant Claim; or

(ii)	in connection with proceedings related to the matter or Relevant Claim, use advisers nominated by the Seller and, if the Seller requests, allow the Seller the exclusive conduct of the proceedings,

in each case on the basis that the Seller shall fully indemnify the Initial Purchaser on demand against all reasonable costs incurred as a result of a request or nomination by the Seller; and

(c)	it shall not admit liability in respect of, or compromise or settle, the matter or Relevant Claim without the prior written consent of the Seller (not to be unreasonably withheld or delayed).

14.7	Any demand made by the Initial Purchaser under this Clause 14 shall be accompanied by a statement, duly certified by an officer of the Initial Purchaser, giving reasonable particulars of the claim for reimbursement which shall be relied upon and agreed as authoritative by the Seller.

14.8	The Initial Purchaser hereby agrees promptly to notify the Seller if it becomes aware of any circumstances which could reasonably be expected to lead to a claim on the part of the Initial Purchaser under this Clause 14.

14.9	Without limiting any other rights which the Initial Purchaser may have hereunder or under any applicable law, the Seller hereby agrees to immediately indemnify the Initial Purchaser, the Onward Purchaser and their respective officers, directors and agents or any assignee, from and against any and all damages, losses, claims, liabilities, reasonably incurred costs and expenses (excluding, for the avoidance of doubt, any tax on income or profits and any franchise taxes, other than such taxes resulting solely from the activities of the Seller under any of the Transaction Documents, including, without limitation, reasonably incurred attorneys’ fees (if any), and disbursements including any irrecoverable value added tax thereon (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them resulting as a consequence of:

14.9.1	reliance on any representation or warranty made by the Seller (or any officers of the Seller), under or in connection with this Agreement, any Monthly Report or any other information delivered or disclosed by the Seller which shall have been materially false, incorrect or omitting of any material fact at the time made or deemed made;

14.9.2	the failure by the Seller (or any officer of the Seller) to comply with any applicable law, rule or regulation with respect to any Sold Receivable, Related Security or the related Contract, or the non-conformity of any Sold Receivable, Related Security or the related Contract with any such applicable law, rule or regulation;

14.9.3	any dispute, claim, offset or defence of the Debtor (other than the effects of the bankruptcy of the Debtor) to the payment of a Sold Receivable, including, without limitation, a defence based on such Sold Receivable or the related Contract or the Related Security not being a legal, valid and binding obligation of such Debtor enforceable against it in accordance with its terms, or any claim resulting from the Receivables being governed by the general business terms of the Debtor, or any other claim resulting from the sale of goods related to such Receivable or the failure to perform any obligations related to such goods or the failure to perform any obligations related to any applicable laws, rules or regulations in respect thereof;

14.9.4	any material product liability claims or material personal injury or property damage suit or other similar or related claims or action of whatever sort arising out of or in connection with the goods which are the subject of any Sold Receivable;

14.9.5	any claim arising from the manner in which the Seller (or the Servicer if the Seller is acting as Servicer) conducts itself in relation to the collection of Receivables, including, without limitation, any failure by the Seller, whether as Seller or in its capacity as Servicer, to transfer any Collections to the Operating Account;

14.9.6	any disclosure of false, misleading or incomplete information regarding the Debtors by the Seller to the Initial Purchaser or the Onward Purchaser or the supply of any Contracts, Records and all other related documents to the Initial Purchaser or the Onward Purchaser, provided that there shall be no obligation to indemnify with respect to information, contracts or records not generated by the Seller or any of its Subsidiaries;

14.9.7	any claim arising from collection activities conducted by the Seller, including, without limitation, any failure by the Seller, whether as Seller or in its capacity as Servicer, to transfer any Collection to the Operating Account;

14.9.8	any related indemnities given by the Onward Purchaser in each of the Funding Agreements, to the extent that the same relate to the Sold Receivables or the transactions contemplated in this Agreement, excluding, however, (i) Indemnified Amounts to the extent resulting from the negligence or wilful misconduct, fraud, illegal act, breach of contract or fiduciary duty on the part of the Initial Purchaser or the Onward Purchaser or their agents, (ii) Indemnified Amounts arising out of the failure of any Debtor to pay amounts lawfully owed in respect of a Sold Receivable, or (iii) Indemnified Amounts resulting from the re-characterisation of the purchase of the Sold Receivables as another type of transaction or the absence of a true sale of the Sold Receivables.

Promptly after receipt by the Initial Purchaser of notice of any claim or the commencement of any action or proceedings with respect to which an amount described in Clause 14.1 or 14.2 or an Indemnified Amount may become payable, the Initial Purchaser will notify the Seller in writing of such a claim or of the commencement of such action. The Seller shall be entitled at its own expense to assume, in the name of the Initial Purchaser, the defence of any claim, action or proceeding of which it has received notice (whether such notice is received from the Initial Purchaser, a taxing jurisdiction or other claimant or a third party) with respect to which an amount described in Clause 14.1 or 14.2 or an Indemnified Amount may become payable and shall be entitled (at its own expense) to take, in the name of the Initial Purchaser, such action as the Seller shall see fit to defend or avoid liability for any such amount described in Clause 14.1 or 14.2 or Indemnified Amount or to recover the same from any third party. The Initial Purchaser shall cooperate fully with the Seller to bring to fruition the rights granted by the Initial Purchaser in the previous sentence, including without limitation, providing all authorisations and powers of attorney required for the Seller to carry out the actions described therein.

15.	TRANSFERS

15.1	The Seller shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder, unless with the prior written consent of the Initial Purchaser, such consent not to be unreasonably withheld.

15.2	The Initial Purchaser may at any time transfer all or part of its rights under this Agreement and the Receivables purchased by it to any third party, upon prompt written notice to the Seller.

16.	CONFIDENTIALITY

The Initial Purchaser may disclose to any actual or potential transferee such information about the Seller and the Receivables as the Initial Purchaser shall consider appropriate. The Initial Purchaser shall make any such actual or potential transferee aware of the terms and conditions of the Confidentiality Agreement, and shall obtain the written agreement of any actual or potential transferee to be bound by the terms of the Confidentiality Agreement. The Initial Purchaser may not disclose any Confidential Information (as defined in the Confidentiality Agreement), or any information which the Initial Purchaser should have reason to believe is proprietary to the Seller, without the expressed written consent of the Seller and Wabco Holdings Inc., other than:

(a)	to employees, officers or agents of any of TAPCO, ABN AMRO Bank N.V., the banks under the Facilities, the Issuer, Standard & Poor’s, Moody’s and the Dealers under the Dealer Agreements (but not, for the avoidance of doubt, holders of commercial paper issued thereunder);

(b)	in connection with any proceedings arising out of or in connection with this Agreement, any Funding Agreement, each of the Facilities or the preservation or maintenance of its rights thereunder;

(c)	if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise;

(d)	pursuant to any law or regulation or requirement of any governmental agency in accordance with which that party is required or accustomed to act;

(e)	to any governmental, banking or taxation authority or competent jurisdiction;

(f)	to its auditors or legal or other professional advisers;

Provided that the above restriction shall not apply to:

(a)	employees or officers or agents of any of the parties referred to in (a) above, any part of whose functions are or may be in any way related to this Agreement;

(b)	information already known to a recipient otherwise than in breach of this Clause;

(c)	information also received from another source on terms not requiring it to be kept confidential; and

(d)	information which is or becomes publicly available otherwise than in breach of this Clause.

17.	STIPULATION POUR AUTRUI

The Initial Purchaser as stipulant and the Seller as promettant promise for the benefit of the Purchaser and the Onward Purchaser as bénéficiaire in accordance with articles 1121 and 1122 of the French Civil Code, that the Purchaser and the Onward Purchaser shall, subject to the terms and conditions hereof, have the benefit of all representations and warranties, covenants and obligations of the Seller hereunder together with the stipulant who retains such benefit. The Purchaser and the Onward Purchaser shall accept such stipulation by execution and delivery of a Letter of Acceptance in the form set out in Schedule 10 (Form of Letter of Acceptance of Stipulation Pour Autrui).

18.	NO LIABILITY AND NO PETITION AND LIMITED RECOURSE

18.1	No recourse under any obligation, covenant, or agreement of the Initial Purchaser contained in this Agreement shall be had against any shareholder, officer or director of the Initial Purchaser, the Purchaser, the Onward Purchaser or the Issuer as such, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is a corporate obligation of the Initial Purchaser and no liability shall attach to or be incurred by the shareholders, officers, agents or directors of the Initial Purchaser, the Purchaser, the Onward Purchaser or the Issuer, or any of them, under or by reason of any of the obligations, covenants or agreements of such Initial Purchaser contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Initial Purchaser of any of such obligations, covenants or agreements, either at law or by statute or constitution, of every such shareholder, officer, agent or director is hereby expressly waived by the Seller as a condition of and consideration for the execution of this Agreement.

18.2	The Seller hereby agrees that it shall not, until the expiry of one year and one day after the payment of all sums outstanding and owing under the latest maturing note under the CP Programme:

(a)	take any corporate action or other steps or legal proceedings for the winding-up, dissolution or re-organisation of, or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of, the Initial Purchaser, the Purchaser, the Onward Purchaser or Issuer or of any or all the Initial Purchaser’s, the Purchaser’s, the Onward Purchaser’s or Issuer’s revenues and assets; or

(b)	have any right to take any steps for the purpose of obtaining payment of any amounts payable to it under this Agreement by the Initial Purchaser, the Purchaser, the Onward Purchaser or the Issuer and shall not until such time take any steps to recover any debts whatsoever owing to it by the Initial Purchaser or Issuer.

18.3	Without prejudice and subject to Clauses 18.1 and 18.2, the Seller acknowledges that its recourse against the Initial Purchaser in respect of any matter provided herein shall always be limited at any time to the assets of the Initial Purchaser, and subject to the orders of priority (if any) set out in agreements the Initial Purchaser entered into in the context of the purchase of Receivables hereunder or the financing of such purchase.

19.	WAIVER

No failure on the part of the Initial Purchaser to exercise, or delay on its part in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by the Initial Purchaser of any right preclude any further or other exercise of such right or the exercise by the Initial Purchaser of any other right.

20.	PARTIAL INVALIDITY

Without prejudice to any other provision hereof, if one or more provisions hereof is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any party such invalidity, illegality or unenforceability in such jurisdiction or with respect to such party or parties shall not, to the fullest extent permitted by applicable law, render invalid, illegal or unenforceable such provision or provisions in any other jurisdiction or with respect to any other party or parties hereto. Such invalid, illegal or unenforceable provision shall be replaced by the parties with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal or unenforceable provision.

21.	NOTICES AND AMENDMENTS

21.1	Each communication to be made hereunder shall (except expressly permitted otherwise) be made in writing but, unless otherwise stated, may be made by facsimile or letter.

21.2	Any communication or document to be made or delivered by any one person to another pursuant to this Agreement shall (unless that other person has by fifteen days’ written notice to the other specified another address) be made or delivered to that other person at the address identified in Schedule 2 (Adressees for Notice) to this Agreement and shall be deemed to have been made or delivered (in the case of any communication made by facsimile) when despatched or (in the case of any communication made by letter) when left at that address. Any communication sent by facsimile shall be promptly confirmed by letter but the non-delivery or non-receipt of any such letter shall not affect the validity of the original facsimile communication.

21.3	Each communication and document made or delivered hereunder shall be in English, except when otherwise required by French law, in which case an English translation thereof shall be provided simultaneously.

22.	APPLICABLE LAW AND JURISDICTION

This Agreement shall be governed by French law. Any dispute in connection with this Agreement shall be subject to the jurisdiction of the Tribunal de Commerce de Paris.

Signed in three originals the day and year first before written.

WABCO FRANCE S.A.S By Power of Attorney:

Name:
Address

ABN AMRO BANK N.V. (AMSTERDAM BRANCH)

Name:	Name:

SCHEDULE 1

GENERAL TERMS AND CONDITIONS

ARTICLE 1 - FORCE CONTRACTUELLE

A moins de dérogation écrite établie d’un commun accord, du seul fait qu’il passe commande d’articles figurant aux prospectus, catalogues, tarifs et plans de la Société WABCO France, ci-après dénommée WABCO, le client accepte contractuellement les présentes conditions générales de vente et renonce définitivement à apposer ses propres conditions générales d’achat.

ARTICLE 2 - MODIFICATION DES SPECIFICATIONS

WABCO recherchant l’amélioration constante de la qualité de ses articles, se réserve à tout moment le droit d’apporter toute modification qu’elle jugerait utile et notamment toute modification relative aux performances, formes, dimensions ou matières des articles décrits sur l’une quelconque de ses documentations.

WABCO ne saurait cependant être tenu d’aucune obligation d’effectuer une quelconque modification sur ses matériels, qu’ils soient livrés ou simplement commandés.

Les modifications apportées aux matériels entre la date de la commande et celle de livraison ne peuvent constituer pour l’acheteur une cause d’annulation de la commande ou de résolution de la vente non plus qu’une cause de demande d’indemnité.

ARTICLE 3 - PROJETS, DESSINS, MODELES, PROTOTYPES

Le client n’acquiert aucun droit sur les projets, dessins, plans, marques, modèles et prototypes qui restent la propriété exclusive de WABCO. Le client à qui ils ont été éventuellement confiés s’engage à ne les divulguer, prêter ou céder en aucun cas, sauf autorisation écrite et à les restituer à la première demande. Selon leur volume ou leur nombre, les documents ou les modèles et prototypes sont fournis gratuitement ou contre remboursement de frais d’édition ou de fabrication définis au préalable.

ARTICLE 4-PRIX

Les prix concernent les articles nus livrés départ usine WABCO sauf conditions complémentaires contractuelles. Les matériels et pièces détachées sont facturés au prix en vigueur au jour de la livraison. L’acheteur acceptant par avance la variation qui serait susceptible d’intervenir, la modification intervenant entre la date de la commande et celle de la livraison ne peut constituer une cause d’annulation de la commande ou de résolution de la vente.

ARTICLE 5 - MISE A DISPOSITION ET DELAIS

Quelles que soient la destination des articles et les conditions de leur vente, la mise à disposition est réputée effectuée dans les usines ou magasin WABCO.

Les délais ne peuvent être donnés qu’à titre indicatif, malgré le souci de satisfaire au mieux la clientèle. ils dépendent des conditions d’approvisionnement, de fabrication et de transport. Ils ne courent qu’à compter de la réception de la commande. En aucun cas, les retards dans la livraison ne peuvent donner lieu à une indemnité ou annulation des contrats passés entre WABCO et les acheteurs.

De convention expresse, tout évènement ne dépendant pas de la libre volonté de WABCO, notamment les arrêts accidentels d’approvisionnement, de production ou de transport et généralement tout fait entraînant le chômage ou la fermeture des usines de WABCO ou celles de ses sous-traitants, autorisent la suspension et retardent l’exécution des commandes ou éventuellement leur annulation sans indemnité d’aucune sorte et peuvent entraîner des modifications dans les prix et conditions de paiement.

ARTICLE 6 - EMBALLAGE ET TRANSPORT

Les frais d’emballage, de transport, d’assurance et de douane sont à la charge du client sauf accord contractuel complémentaire. Sauf demande expresse de l’acheteur lors de la commande, le mode de transport est choisi par l’expéditeur. La propriété des articles est transférée dès la délivrance en usines WABCO; ceux-ci voyagent aux risques et périls du client destinataire auquel il appartient de vérifier leur état à l’arrivée et d’exercer éventuellement son recours contre le transporteur, même en cas d’expédition franco.

ARTICLE 7 - GARANTIE

Sauf stipulation contraire de WABCO, la qualité des articles est garantie 24 mois à dater de leur délivrance-sauf compresseur garantis 1 an ou 100 000 Km, premier des deux termes échus-dans tous les cas où :

- les conditions de stockage chez le client avant mise en service sont compatibles avec une protection correcte des articles ;

- la matériel est soumis dans l’état où il est tombé en panne et n’a pas fait l’objet d’une intervention extérieure au service après-vente de WABCO ;

- un avis d’avarie est expédié dans les trois jours de l’incident.

La garantie est accordée en cas de vice de fonctionnement ou de matière, à charge pour le client d’en apporter la preuve. Elle consiste limitativement à réparer, remplacer ou modifier au frais et dans les ateliers de WABCO toute pièce reconnue défectueuse et mise de ce fait hors service. La garantie exclut les frais de démontage et de remontage de l’appareil chez le client ainsi que les frais d’emballage et de transport ou encore les frais d’immobilisation ou de remorquage du véhicule.

La garantie n’est pas accordée et la responsabilité de WABCO ne devra pas être recherchée dans les cas de mise hors d’usage après usure normale, détérioration ou accident provenant de négligence ou de défaut d’entretien et de surveillance, usage anormal ou impropre ne correspondant pas aux prescriptions du constructeur, modification des performances faite sans accord écrit ou utilisation de pièces de rechange ne provenant pas des ateliers de WABCO.

Les pièces remplacées ne sont pas restituées au client. Les modifications, réparations et échanges de pièces ou d’appareils effectués au titre de la garantie ne prolongent pas la durée de la garantie accordée lors de leur vente.

WABCO ne sera redevable d’aucune indemnité par suite de l’immobilisation d’un matériel faisant ou devant faire l’objet d’une réparation.

ARTICLE 8 - PAIEMENT

Les factures sont payables par quelque mode que ce soit (virement, chèque, traite acceptée, billet à ordre) au comptant sauf stipulation contraire spécifique au client.

Dans l’hypothèse de paiement fractionné, le non respect de l’échéance d’un seul effet de commerce entraînera de plein droit l’exigibilité immédiate du solde du prix et obligation au paiement par le client d’agios décomptés au taux d’escompte de la Banque de France majoré de deux points à dater de la 1ère échéance non respectée. Ces agios seront majorés de cinq points en cas de condamnation en justice du débiteur. En outre, les effets de commerce non échus émis sur le client, quelle que soit la fourniture à laquelle ils se rapportent, seront dès lors immédiatement exigibles.

Dans l’hypothèse d’acompte sur le prix, WABCO aura la faculté d’exiger soit le solde, soit de résoudre de plein droit la vente sans aucune formalité judiciaire passé un délai de 48 heures après retour resté sans effet de l’accusé de réception d’un commandement de payer adressé au client par lettre recommandée.

ARTICLE 9 - RESERVE DE PROPRIETE

WABCO se réserve la propriété des appareils livrés jusqu’à paiement de l’intégralité et de ses accessoires. Ne constituepas un paiement la remise de titres créant une obligation de payer.

Pendant la durée de réserve de propriété, l’acheteur devra assurer à ses frais et diligence les appareils contre tous risques de dommages ou de responsabilité causés ou subis par eux.

Les appareils objets de la réserve de propriété devront, sous la responsabilité de l’acheteur, conserver de manière apparente les signes d’identification apposés par WABCO, même en cas de montage sur des ensembles non fournis par WABCO.

En cas de non paiement total ou partiel du prix à son échéance et pour quelque cause que ce soit, WABCO pourra exiger sans formalité la restitution de ses appareils aux frais, risques et périls de l’acheteur. La restitution donnera lieu au choix de WABCO après consultation écrite de l’acheteur soit à la résiliation définitive de la vente, soit à la suspension pendant un délai à convenir d’accord entre les parties.

Dans l’hypothèse d’une revente des biens vendus avant leur complet paiement, l’acheteur s’oblige à déléguer à WABCO le prix dû par le sous -acquéreur et à due concurrence de la créance de WABCO.

L’acheteur s’oblige à informer par écrit les sous-acquéreurs de l’existence de la présente clause de réserve de propriété. Il devra en justifier à la première requête de WABCO.

ARTICLE 10 - ATTRIBUTION DE JURIDICTION

Il est stipulé entre les parties que toute contestation ou difficulté à l’occasion de l’exécution du présent contrat comme celle concernant sa validité ou son interprétation sera de la compétence exclusive des tribunaux du ressort du siège social de WABCO France.

ECHANGE - REPARATION STANDARD

Conditions de l’échange-Réparation standard.

L’échange-REPARATION STANDARD consiste dans la fourniture d’un appareil réparé en usine contre la remise par le client d’un appareil usagé.

Ces échanges sont limités uniquement aux appareils énumérés au présent tarif.

Les appareils usagés doivent être rendus complets, les corps extérieurs et les pièces principales ne doivent être ni brisés, ni soudés, ni modifiés, ni usés hors cote et notamment les taraudages des raccords doivent être intacts. Les pièces de complément (supports, poulies, raccords) non fournies par WABCO France doivent être démontées avant remise de l’appareil usagé. WABCO France retournera aux frais de l’expéditeur le matériel ne figurant pas au présent tarif.

Toutes nos autres conditions générales de vente sont applicables à l’ECHANGE-REPARATION STANDARD.

SCHEDULE 2

ADDRESSES FOR NOTICE

TO THE SELLER:

WABCO FRANCE S.A.S

C/o WABCO Europe Sprl

Chaussee de Wavre 1789

1160 Bruxelles

Belgium

telephone: [                ]

fax: + 32 2 663 98 95

attention: Malcolm Gilbert/Jef Van Osta

TO THE INITIAL PURCHASER:

ABN AMRO BANK, N.V., Amsterdam Branch

Gustav Mahlerlaan 10

1082 PP Amsterdam

The Netherlands

telephone: +31 20 628 2902

fax: +31 20 628 4666

attention: [                    ]

SCHEDULE 3

FORM OF OFFER

To:	ABN AMRO Bank, Amsterdam branch

From:	Wabco France S.A.S

Dated: [                        ]

Dear Sirs,

We refer to a receivables sale agreement (such agreement, as from time to time amended, supplemented or novated being herein called the “Receivables Sale Agreement”) dated 28 April 2008 and originally made between yourselves as Initial Purchaser and ourselves as Seller.

Terms defined in the Receivables Sale Agreement shall bear the same meaning herein.

We hereby offer to sell, to assign and to transfer to you, pursuant to the Receivables Sale Agreement, the Receivables listed in the Schedule hereto and the Related Security at a Purchase Price calculated in accordance with the Receivables Sale Agreement and notify you that:

a)	the aggregate Nominal Amount of all the offered Receivables, calculated as at the date hereof, is [ ];

b)	the Purchase Price in respect of all the offered Receivables, calculated as at the date hereof, is [ ]; and

c)	the Purchase Price is to be paid into account no. [specify number] in the name of [specify account name] at [specify bank name and address].

This Offer constitutes an irrevocable offer by us binding upon us to assign and to sell to you the ownership interest in the Receivables and Related Security referred to in this Offer.

Yours faithfully,

for and on behalf of
WABCO FRANCE S.A.S

SCHEDULE 4

ELIGIBLE RECEIVABLES AND ELIGIBLE DEBTORS

“Eligible Receivables” means Receivables which at their proposed Purchase Date:

1.	were originated pursuant to a Contract of Sale in the Seller’s ordinary course of business, in accordance with the approved Credit and Collection Policies of such Seller;

2.	are owed by an Eligible Debtor, as defined hereunder in this Schedule 4;

3.	constitute legally valid and enforceable obligations of the related Debtors enforceable against such Debtors in accordance with the terms of such Receivables subject to no right of rescission, set-off, withholding, suspension, counterclaim or other defence other than those provided for under mandatory rules of applicable law;

4.	can be easily segregated and identified for ownership and Related Security purposes on any day;

5.	arise from the sale of goods or the provision of services by a Seller and are such that the delivery of the goods or the provision of services giving rise to the Receivables have been completed and such goods or services have been accepted by the related Debtor;

6.	are not Defaulted, or Disputed Receivables and there has been no breach of any obligation (other than minor breaches having no effect whatsoever on the Receivables, and other than breaches of a payment obligation) by any party to any Contract of Sale;

7.	are obligations which can be transferred by way of sale and assignment, and of which the transfer by way of sale and assignment is not subject to any contractual or legal restriction;

8.	are obligations in respect of which no bill of exchange, promissory note or other negotiable instrument has been issued;

9.	have been acquired by the Purchaser pursuant to the Receivables Sale Agreements;

10.	are evidenced by an invoice issued by the relevant Seller to the relevant Debtor in compliance with generally accepted practices, which will be sufficient to prove a claim therefor against the related Debtor in relevant courts, which complies with the relevant VAT and other taxation requirements, and which shows the amount and percentage of VAT applied if any;

11.	do not carry interest and are not subject to withholding taxes;

12.	have been created in compliance with all applicable laws and all required consents, approvals and authorisations have been obtained in respect thereof;

13.

if purchased, are such that the Nominal Amount of such Receivables, together with the Aggregate Outstanding Nominal Amount of any other outstanding Purchased Receivables from the same Debtor and Subsidiaries of the same Debtor, are not in excess of the Debtor Limit (but any such Receivables shall be ineligible only to the extent of such excess); if several Receivables owing from the same Debtor and, as the case may be, its Subsidiaries are included in any Offer and, pursuant to this paragraph, part of them only may constitute Eligible Receivables, then eligibility shall be granted in priority to:

(a)	the Receivables with an earlier invoice date;

(b)	in the case of Receivables with the same invoice date, those with a later due date;

(c)	in the case of Receivables with the same invoice date and due date, those with the higher invoice amount; and

(d)	in the case of Receivables with the same invoice date, due date and invoice amount, those with the lower invoice serial number;

14.	are not Receivables due from a Debtor against or by whom an application for the institution of bankruptcy, concordat judiciaire / gerechtelijk akkord, composition or any other insolvency procedure has been or will have been made within the meaning of any applicable insolvency law;

15.	are Receivables in respect of which the Onward Purchaser has not notified the Purchaser (which notice is to contain a brief statement of its reasons) that the Onward Purchaser has determined that such Receivables or class of Receivables is not acceptable for Purchase hereunder;

16.	are Receivables due from a Debtor which the Onward Purchaser has not notified the Purchaser (which notice is to contain a brief statement of its reasons) that Receivables from such Debtor are not Eligible Receivables;

17.	are Receivables the Nominal Amount of which remains a debt, has not been paid and has not been discharged by set-off or otherwise;

18.	are Receivables the sale of which in the manner herein contemplated will not be recharacterised as any other type of transaction and will be effective to pass to the Onward Purchaser full and unencumbered title thereto and the benefit thereof to the Onward Purchaser and no further act, condition or thing will be required to be done in connection therewith to enable the Onward Purchaser to require payment of any such Receivable or the enforcement of any such right in any court other than the giving of notice to the Debtor of the assignment of such Receivable by the Purchaser to the Onward Purchaser;

19.	are Receivables the sale and/or assignment of which will not violate any law or any agreement by which the Seller may be bound and upon such sale and assignment such Receivable will not be available to the creditors of such Seller on its liquidation;

20.	are denominated and payable in any of the following currencies:

EUR	Euro;
£	Pounds Sterling

21.	are Receivables governed by English, French or German law, owing from Debtors established in the United Kingdom, France or Germany in relation to their English, French, Italian and German establishment, and the terms and conditions of which do not provide for the jurisdiction of any court or arbitration tribunal outside England, France or Germany;

22.	are not subject to, and did not arise in connection with a contract which is subject to, consumer credit legislation;

23.	are not subject to, and did not arise in connection with a contract which is subject to, public procurement laws and regulations;

24.	did not originate from the resale of products which had been acquired by the relevant Seller subject to a reservation of title, unless the reservation of title has lapsed already due to the payment of the original acquisition price;

25.	are Receivables generated in compliance with Credit and Collection Policies;

26.	with respect to Receivables due by Concentrated Debtors, are Receivables insured under the Insurance Policy in relation to which a Credit Limit (as defined under the Insurance Policy) has been requested and obtained;

27.	do not represent claims in connection with the execution by the relevant Seller of a contract which is partly subcontracted to a third party; and

28.	do not arise under or in relation to Contract of Sales which constitute leasing, hire, hire purchase or contract hire transactions.

*     *     *

An “Eligible Debtor” at any relevant time:

1.	at the time of the assignment of the Receivables to the Purchaser and the Onward Purchaser, has not entered into a voluntary arrangement with its creditors, been declared bankrupt, been defendant in an action for its bankruptcy which remains undismissed for a period of thirty days, has not taken any corporate action nor had legal proceedings commenced against it for its gerechtelijk akkoord/ concordat, dissolution, liquidation, been subject to the appointment of a gerechtelijke bewindvoerder / administrateur judiciaire, sekwester / séquestre or similar officer, been in a situation of stoppage of payments (staking van betalingen / cessation de paiements), or been subject to any event similar to any of the above under the laws of any jurisdiction;

2.	is not a Subsidiary of any Seller;

3.	is not, except with the Onward Purchaser’s prior consent, a country, state, local government, municipality, public body, government entity, state owned corporation or other public sector body;

4.	is not an individual and does not have the benefit of consumer credit legislation; and

5.	is not in default for a period of more than ninety days of any of its payment obligation to any Seller, except where such payment obligation is disputed in good faith.

6.	if such debtor is a Concentrated Debtor or would be a Concentrated Debtor assuming all outstanding Offers have been accepted, the Average Collection Period Concentrated Debtor for such Concentrated Debtor does not exceed 70.

SCHEDULE 5

CERTIFICATE OF OFFICER

[headed paper of the Seller]

[date]

TO WHOM IT MAY CONCERN

This is to certify that we have, pursuant to a Receivables Sale Agreement dated 28 April 2008, sold our receivables to ABN AMRO N.V., Amsterdam branch.

If you receive notification of the sale of receivables pursuant to the above mentioned agreement, please follow the instructions of ABN AMRO Bank N.V. and make any payments owed by you to us as directed by them.

Made on [    ].

WABCO France S.A.S.

NAME:
TITLE:

SCHEDULE 6

CONDITIONS PRECEDENT

1.	Copies of a resolution of the Seller’s board of directors (or other document(s) acceptable to the Initial Purchaser evidencing due authority and capacity) and any other necessary corporate documents, approving this Agreement and the other documents to be delivered by it and the transactions contemplated hereunder.

2.	Certified K-bis extracts from the commercial register of the Seller dated no more than 21 days prior to the initial Purchase Date and certified copies of constitutive documents (statuts) of the Seller.

3.	A certificate of the Seller certifying (a) the names and signatures of the officers authorised on behalf of the Seller to execute this Agreement and any other documents to be delivered by it hereunder, on which certificate the Initial Purchaser may conclusively rely until such time as the Initial Purchaser shall receive from the Seller a revised certificate meeting the requirements of this paragraph 3 and (b) the authenticity of the by-laws of the Seller.

4.	A legal opinion from Clifford Chance in form and substance satisfactory to the Initial Purchaser.

5.	Copy of the latest audited financial accounts of the Seller.

6.	Copy of any other statements or contracts the Initial Purchaser deems necessary with regard to receivables offered.

7.	A solvency certificate in respect of the Seller.

8.	A confirmation of ABN AMRO Bank N.V. that the “know your client” procedure has been successfully completed in relation to the Seller.

SCHEDULE 7

ACTE DE CESSION DE CRÉANCES PROFESSIONNELLES

1.	Le présent acte est soumis aux dispositions des articles L. 313-23 à L. 313-34 du Code Monétaire et Financier facilitant le crédit aux entreprises, ainsi qu’aux dispositions d’une convention intitulée Receivables Sale Agreement en date du 28 avril 2008 conclue entre Wabco France S.A.S. et ABN AMRO Bank N.V., Amsterdam branch.

2.	Cédant:

WABCO FRANCE S.A.S., une société par actions simplifiée, régie par le droit français, enregistrée au Registre du Commerce et des Sociétés de Meaux sous le numéro B 313 497 786 et ayant son siège social situé au 44 Avenue Aristide Briand, 77410 Claye Souilly, France.

3.	Etablissement de crédit bénéficiaire:

ABN AMRO BANK N.V., un établissement de crédit régi par le droit néerlandais agissant par sa succursale établie à Amsterdam.

4.	Désignation des créances cédées:

Nombre de créances: [            ]

Montant global (TTC): EUR [ ]

Moyen de transmission:	Listing Informatique (désigné comme Information File dans le Receivables Sale Agreement transmis sous forme de papier, de disquette ou de tout autre moyen informatique disponible).

Numéro de référence du Listing Informatique:

Conformément aux dispositions de l’article L. 313-24 alinéa 2 du Code Monétaire et Financier, il est expressément convenu que le Cédant ne sera pas garant solidaire du paiement des créances cédées par les Débiteurs.

Fait à                     , le [….]

WABCO FRANCE S.A.S.

Représentant légal ou signataire dûment autorisé

ABN AMRO Bank N.V., filiale d’Amsterdam, à la date de sa signature des présentes répète ses déclarations et garanties telles qu’énoncées à l’article 11 du Receivables Sale Agreement.

ABN AMRO Bank N.V., Amsterdam branch

TRANSLATION OF SCHEDULE 7

(for information purposes only)

Form of Assignment of Receivables

1.	This form of Assignment is governed by the provisions of Articles L. 313-23 to L. 313-34 of the Monetary and Financial Code, and the provisions of a Receivables Sale Agreement entered into on 28 April 2008 between Wabco France S.A.S., and ABN AMRO Bank N.V., Amsterdam branch (the “Receivables Sale Agreement”). Capitalised terms used herein and not otherwise defined have the meaning set forth in the Receivables Sale Agreement.

2.	Designation of the Assignors:

WABCO FRANCE S.A.S., a société par actions simplifiée incorporated under the laws of France registered under number R.C.S. Meaux B 313 497 786 and having its registered office at 44 Avenue Aristide Briand, 77410 Claye Souilly, France,

3.	Designation of the Bank:

ABN AMRO BANK N.V., a credit institution incorporated under the laws of The Netherlands, acting through its branch at Amsterdam (“Initial Purchaser”).

4.	Identification of the assigned Receivables:

Number of Assigned Receivables: [            ]

Aggregate Face Amount (including VAT):         EUR [    ]

Identification Medium means:	Information File transmitted by way of hard copy in the form of a floppy disk or any other available technology.

Reference number of the Information File :

It is expressly agreed between the Seller and the Initial Purchaser that, in accordance with Article L. 313-24, paragraph 2 of the Monetary and Financial Code the Seller shall not be jointly and severally liable for the payment by the Debtor of the Purchased Receivables.

Made in [            ]

On [dd/mm/yy]

WABCO FRANCE S.A.S.

Authorised Signatory

ABN AMRO Bank N.V., Amsterdam branch, as of the date of its countersignature hereto, hereby repeats each of the representations set out in Clause 11 (Representations and Warranties of the Initial Purchaser) of the Receivables Sale Agreement.

ABN AMRO Bank N.V., Amsterdam branch

SCHEDULE 8

NOTIFICATION AU DÉBITEUR D’UNE CRÉANCE CÉDÉE EN APPLICATION

DES ARTICLES L. 313-23 À 313-34 DU CODE MONÉTAIRE ET FINANCIER

(LETTRE RECOMMANDÉE AVEC ACCUSÉ DE RÉCEPTION)

Dans les conditions prévues par les articles L. 313-23 à L.313-34 du Code Monétaire et Financier, Wabco France S.A.S., société par actions simplifiée immatriculée en France, dont le siège social est 44 Avenue Aristide Briand, 77410 Claye Souilly, France, a cédé à ABN AMRO Bank N.V. (la “Banque”) conformément aux dispositions d’un document intitulé Receivables Sale Agreement en date du 28 avril 2008 (en ce inclus les cessionnaires, subrogés, successeurs, ayants-causes et ayants-droits de la Banque) les créances suivantes dont vous êtes débiteur envers elle:

Facture N° avec date d’envoi	Nom et adresse du débiteur cédé	Lieu de paiement	EUR	Date d’échéance

Conformément aux dispositions de l’article L. 313-28 du Code Monétaire et Financier, nous vous demandons de cesser, à compter de la présente notification, tout paiement au titre de ces créances à Wabco France S.A.S.

En conséquence, le règlement desdites créances devra être effectué à compte : ABN AMRO Bank N.V., Amsterdam branch N° [….] chez [……] par virement bancaire.

Par ailleurs, conformément aux dispositions de l’article L. 313-29 du Code Monétaire et Financier, nous vous demandons de bien vouloir nous retourner dans les meilleurs délais dûment complété et signé l’acte d’acceptation de la cession de créance(s) professionnelle(s) joint ci-après, si vous en avez convenance.

Fait à [….]

Le [….]

WABCO FRANCE S.A.S. (on behalf of [owner])

TRANSLATION OF SCHEDULE 8

(for information purposes only)

Form of Notice of Assignment of Receivables

Under Articles L. 313-23 to 313-34 of the Monetary and Financial Code

(registered letter with acknowledgement of receipt ABN AMRO Bank N.V.)

In accordance with the provisions of the Articles L. 313-23 to 313-34 of the Monetary and Financial Code, Wabco France S.A.S., incorporated under the laws of France and having its registered office at 44 Avenue Aristide Briand, 77410 Claye Souilly, France, has assigned to ABN AMRO Bank N.V., Amsterdam branch, (the “Bank”) in accordance with the document Receivables Sale Agreement dated 28 April 2008 (including to any successors and assigns of the Bank) the following Receivables due by you to Wabco France S.A.S.:

Invoice N° with date of sending	Name and address of the Eligible Debtor	Place of payment	Amount (in EUR)	Maturity Date

In accordance with the provisions of Article L. 313-28 of the Monetary and Financial Code we hereby request you not to make, as of the date hereof, any payment with respect to the Receivables referred to above to Wabco France S.A.S.

Payment of these Receivables must be made in favour of [owner] by transfer to account: ABN AMRO Bank N.V., Amsterdam branch - number [….] with [……].

Furthermore in accordance with the provisions of Article L. 313-29 of the Monetary and Financial Code we hereby request you to send us as soon as possible the form of acceptance of assignment of receivables attached hereto duly signed by yourselves, should this be agreeable to you.

Made in [….]

On [….]

WABCO FRANCE S.A.S. (on behalf of [owner])

SCHEDULE 9

ACTE D’ACCEPTATION DE LA CESSION D’UNE CREANCE PROFESSIONNELLE

EN APPLICATION DES ARTICLES L. 313-23 A L. 313-34 DU CODE MONETAIRE ET FINANCIER

(LETTRE RECOMMANDEE AVEC ACCUSE DE RECEPTION)

Nous nous référons à votre notification en date du […..] de la cession par Wabco France S.A.S. en faveur de ABN AMRO Bank N.V. dans les conditions prévues par les articles L. 313-23 à L. 313-34 du Code Monétaire et Financier facilitant le crédit aux entreprises, modifiée, des créances suivantes dont nous sommes débiteurs à l’égard de la société Wabco France S.A.S.

Facture N° avec date d’envoi	Montants (en EUR)	Echéance

Nous acceptons par le présent acte ladite cession, conformément aux dispositions de l’article L. 313-29 du Code Monétaire et Financier. Nous nous engageons, en conséquence, à payer directement ces créances par virement bancaire à votre compte N° [….] et à ne pas opposer d’exceptions fondées sur nos rapports personnels avec Wabco France S.A.S.

Fait à [….]

Le [….]

[DEBITEUR CONCERNE]

TRANSLATION OF SCHEDULE 9

Form of Acceptance of Assignment of Receivables

Under Articles L. 313-23 to L. 313-34 of the Monetary and Financial Code

(registered letter with acknowledgement of receipt)

We refer to your notice of assignment of receivables in favour of ABN AMRO Bank N.V., Amsterdam branch under Articles L. 313-23 to 313-34 of the Monetary and Financial Code, relating to the receivables referred to below the amount of which is due by us to Wabco France S.A.S.

Invoice N° with date of Sending	Amount (in EUR)	Maturity Date

We hereby agree to the assignment by Wabco France S.A.S. in accordance with the provisions of Article L. 313-29 of the Monetary and Financial Code of these receivables.

We hereby undertake to pay the amount of such receivables to your account number [….] with [….] and not to raise any defence or objection of whatever nature arising out of our relationship with Wabco France S.A.S.

Made in […..]

On […..]

[RELEVANT DEBTOR]

SCHEDULE 10

FORM OF LETTER OF ACCEPTANCE OF STIPULATION POUR AUTRUI

[Headed Notepaper of Tulip Asset Purchase Company B.V.]

To:	ABN AMRO Bank N.V., Amsterdam branch (the “Initial Purchaser”)

Wabco France S.A.S. (the “Seller”)

Dear Sirs,

Trade Receivables Securitisation Programme

We refer to a receivables sale agreement dated 28 April 2008 and made between the Seller and the Initial Purchaser (the “Receivables Sale Agreement”).

Terms defined in the Receivables Sale Agreement shall bear the same meaning herein.

We refer to Clause 17 (Stipulation pour Autrui) of the Receivables Sale Agreement which states:

“The Initial Purchaser as stipulant and the Seller as promettant promise for the benefit of the Onward Purchaser as bénéficiaire in accordance with articles 1121 and 1122 of the French Civil Code, that the Onward Purchaser shall, subject to the terms and conditions hereof, have the benefit of all representations and warranties, covenants and obligations of the Seller hereunder together with the stipulant who retains such benefit.”

We hereby accept such stipulation in accordance with articles 1121 and 1122 of the French Civil Code.

Yours faithfully

For and on behalf of Tulip Asset Purchase Company B.V.

SCHEDULE 11

TEG LETTER

ABN AMRO BANK, N.V.,

Amsterdam branch

To:	Wabco France S.A.S.

44 Avenue Aristide Briand,

77410 Claye Souilly, France

Dear Sirs,

Securitisation Programme - TEG Letter

This letter is made pursuant to, and subject to, Clause 4.3 of a receivables sale agreement entered into on even date herewith between Wabco France S.A.S. (the “Seller”) and ourselves (the “Receivables Sale Agreement”).

Unless otherwise expressly specified herein, terms defined in the Receivables Sale Agreement shall bear the same meaning herein.

For the purpose of Articles L. 313.1 to L. 313-3 and R. 313.1 to R. 313-5 of the French Consumer Code we have been proceeding to a simulation of the calculation of the taux effectif global for the financing provided to the Seller under the Receivables Sale Agreement (the “Programme”) on the basis of the following assumptions:

(a)	the Programme will last for a period of […] years; and

(b)	the Programme shall be fully used by the Seller up to EUR […].

As a result of the above and by way of indicative example, we hereby inform you that in accordance with Articles L. 313 to L. 313-6 of the French Consumer Code and Decree n° 95-944 of 4 September 1995, the taux effectif global applicable to the Programme and therefore to the Seller would be […]% per cent. per annum.

The taux effectif global as stated in this letter is an indicative rate only and is not contractually binding on the parties hereto.

Please acknowledge your receipt and agreement with the terms of this letter by countersigning where indicated below.

This letter is governed by and shall be construed in accordance with the laws of France.

Yours faithfully,

Name:
ABN AMRO Bank, N.V., Amsterdam branch

Name:
Wabco France S.A.S.

SCHEDULE 12

MODÈLE DE QUITTANCE SUBROGATIVE

A:	WABCO FRANCE S.A.S.

De:	ABN AMRO BANK N.V., Amsterdam branch.

Date:	[Date: JJ/MM/AAAA]

CONFORMEMENT AUX STIPULATIONS D’UN CONTRAT INTITULE “RECEIVABLES SALE AGREEMENT” en date du 28 avril 2008 et établi entre, inter alia, Wabco France S.A.S. (le « Subrogé ») et AMRO Bank N.V., Amsterdam.

ABN AMRO Bank N.V., Amsterdam branch déclare par les présentes qu’en date du [Date JJ/MM/AAAA], ABN AMRO Bank N.V., Amsterdam branch a reçu du Subrogé le montant nominal total à échoir de chacune des Créances Subrogées spécifiées ci-après (“Créances Subrogées”) soit un montant total égal à […] (“Prix Total de Subrogation”).

A réception du paiement du Prix Total de Subrogation, le Subrogé est subrogé, conformément à l’Article 1250-1° du Code Civil français, dans tous les droits, sûretés et autres droits accessoires du ABN AMRO N.V., Amsterdam branch relatifs aux Créances Subrogées.

Cette quittance subrogative est régie par le droit français.

EN FOI DE QUOI cette quittance subrogative a été signée à [lieu] le [date].

ABN AMRO BANK N.V., AMSTERDAM BRANCH

Représenté par

[…],

son représentant dûment autorisé

FORM OF QUITTANCE SUBROGATIVE

(Translation for Information Purposes)

To:	WABCO FRANCE S.A.S.

From:	ABN AMRO Bank N.V., Amsterdam Branch.

Date:	[Date: DD/MM/YYYY]

IN ACCORDANCE WITH THE TERMS OF A CONTRACT ENTITLED “ONWARD SALE AGREEMENT” dated 28 April 2008 and enterd into between, inter alia, Wabco France S.A.S. and ABN AMRO Bank. N.V., Amsterdam branch.

ABN AMRO Bank N.V., Amsterdam branch hereby declares that on [Date: DD/MM/YYYY], ABN AMRO Bank N.V. received from ABN AMRO Bank N.V. (the “Receivables Subrogee”) the full outstanding nominal amount of each of the Subrogated Receivables specified below (the “Subrogated Receivables”), the aggregate amount of which is […] (the “Aggregate Subrogation Price”).

Upon such payment of the Aggregate Subrogation Price, the Receivables Subrogee is subrogated, in accordance with Article 1250 paragraph 1° of the French Civil Code, to all the rights, title, security interest and other accessory rights of ABN AMRO Bank N.V., Amsterdam branch relating to the Subrogated Receivables.

This quittance subrogative is governed by French law.

IN WITNESS WHEREOF this quittance subrogative has been executed at [place] on [date].

ABN AMRO BANK N.V., AMSTERDAM BRANCH

Represented by

[…],

its duly authorised representative